Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF TFI HOLDINGS, INC.

Company Overview

TFI Holdings, Inc. (referred to herein as the “Company,” “we,” “us” or “our”) is an environmental services company that offers waste recycling solutions to more than 20,000 commercial and industrial customers that generate high volumes of regulated non-hazardous waste on a daily basis. We operate a network of 35 processing facilities serving customers in 19 states stretching from Washington to Texas. We offer our customers an environmentally responsible solution of collection and recycling of waste products including used motor oil, wastewater, spent antifreeze and used oil filters.

Results of Operations

Our operating results are driven by our ability to procure used motor oil and satisfy customer demand for reprocessed fuel oil as well as providing other complimentary environmental services. A majority of our revenue is derived from our reprocessed fuel oil business (including fees charged for the collection of used motor oil) and the balance of our revenue is derived from the sale of non-reprocessed fuel oil services and fuel surcharges. Our ability to procure used motor oil is largely dependent on effective contracting and sourcing strategies in order to secure used motor oil at a cost effective price. TFI is experiencing increasing demand for reprocessed fuel oil by customers in both the burner fuel segments and re-refining segments as prices for reprocessed fuel oil remains economically advantageous as compared to substitute products, where applicable, and overall commodity pricing supports re-refining output.

Three Months Ended March 31, 2012 Compared to the Three Months Ended March 31, 2011

(in thousands)
	2012	2011
Revenue	$27,479	$21,080
Cost of sales	19,182	14,279

Gross Profit	8,297	6,801
Operating expenses	4,817	4,381

Income from Operations	3,480	2,420
Interest income (expense), net	(1,141)	(1,871)

Income before income taxes	2,339	549
Income taxes	912	214

Net income	$1,427	$335

Revenue

Revenue for the first quarter 2012 grew to $27.5 million from $21.1 million in 2011. The year-over-year growth in revenue resulted from improved allocation and contracting strategies that had a favorable impact on the sales price for reprocessed fuel oil, and an approximate 5% increase in volume of reprocessed fuel oil sold.

Cost of Sales and Gross Profit

Cost of sales for the quarter ended March 31, 2012 was $19.2 million, resulting in total gross profit of approximately $8.3 million, or 30.2% of revenue. Cost of sales for the quarter ended March 31, 2011 was $14.3 million, resulting in total gross profit of $6.8 million, or 32.2% of sales. Gross margin increased due to favorable reprocessed fuel oil sale pricing offset by increased cost of procuring used motor oil.

Operating Expenses

Operating expenses for the quarter ended March 31, 2012 totaled $4.8 million, compared to $4.4 million for the quarter ended March 31, 2011. Quarter over quarter there were no material changes in selling, general and administrative expenses.

Interest Income (Expense), net

Interest income (expense), net for the quarter ended March 31, 2012 totaled approximately $1.1 million, compared to $1.9 million for the quarter ended March 31, 2011. Reduction in interest expense was primarily attributable to lower interest rates associated with the Company’s new credit facility which replaced the Company’s previous credit facility in July 2011.

Income Tax Expense

The income tax rate for the quarter ended March 31, 2012 was unchanged from the year ago period at approximately 39%.

Net Income

Net income for the quarter ended March 31, 2012 was $1.4 million compared to $0.3 million for the quarter ended March 31, 2011, primarily as a result of the items mentioned to above.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

(in thousands)	2011	2010
Revenue	$113,798	$80,778
Cost of sales	72,127	54,645

Gross profit	41,671	26,134
Operating expenses	19,254	14,758

Income from operations	22,417	11,376
Interest income (expense), net	(8,691)	(7,762)

Income before income taxes	13,726	3,614
Income tax expense	(5,390)	(339)

Net Income	$8,336	$3,275

Revenue

Revenue for 2011 grew to $113.8 million from $80.8 million in 2010. The significant year-over-year growth in revenue resulted from increase in price for the sale of reprocessed fuel oil driven by improved allocation and contracting strategies, and improved customer penetration of our Environmental Services (non-reprocessed fuel oil) business.

Cost of Sales and Gross Profit

Cost of sales for the year ended December 31, 2011 was $72.1 million, resulting in total gross profit of approximately $41.7 million, or 36.6% of revenue. Cost of sales for the year ended December 31, 2010 was $54.6 million, resulting in total gross profit of $26.1 million, or 32.4% of sales. Increased gross profit was largely attributable to improvements in contracting and volume allocation strategies which have led to more favorable costs of procuring used motor oil as opposed to the sales price for reprocessed fuel oil.

Operating Expenses

Operating expenses for the year ended December 31, 2011 totaled $19.3 million, compared to $14.8 million for the year ended December 31, 2010. Operating expenses in 2011 included approximately $1.4 million under management incentive programs. Excluding this item, general and administrative expense increased primarily due to increased staffing and other costs required to support our growth.

Interest Expense, net

Interest expense, net for the year ended December 31, 2011 totaled approximately $8.7 million, consisting primarily of interest expense related to the TFI credit facility, which was established in July 2011. In conjunction with establishing the credit facility, we recorded approximately $1.4 million of expense related to costs associated with retiring our previous credit facility. Interest expense, net for the year ended December 31, 2010 totaled approximately $7.7 million and related primarily to interest expense for borrowings under our credit facility.

Income Tax Expense

The income tax expense for the year ended December 31, 2011 was approximately $5.4 million compared to an income tax expense for the year ended December 31, 2010 of approximately $0.3 million as a result of the taxable income generated by the items referred to above.

Net Income

Our net income for the year ended December 31, 2011 was $8.3 million compared to $3.3 million for the year ended December 31, 2010, primarily as a result of the items referred to above.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

(in thousands)	2010	2009
Revenue	$80,778	$73,192
Cost of sales	54,645	52,465

Gross profit	26,134	20,727
Operating expenses	14,758	24,267

Income (Loss) from operations	11,376	(3,540)
Interest income (expense), net	(7,762)	(8,423)

Income (Loss) before income taxes	3,614	(11,963)
Income tax benefit (expense)	(339)	298

Net Income (Loss)	$3,275	$(11,665)

Revenue

Revenue for the year ended December 31, 2010 were $80.8 million as compared to revenues for the year ago period of $73.2 million. The year-over-year increase in was primarily due to (a) improved sales in our environmental services business, and (b) the company implementing a fuel surcharge in 2010.

Cost of Sales and Gross Profit

Cost of sales for the year ended December 31, 2010 was $54.6 million, resulting in total gross profit of $26.1 million, or 32.4% of sales. Cost of goods sold for the year ended December 31, 2009 was $52.5 million, resulting in total gross profit of $20.7 million, or 28.3% of sales. Improvement in gross profit was largely related to higher revenues from Environmental Services and the impact of the fuel surcharge program.

Operating Expenses

Operating expenses for the year ended December 31, 2010 totaled $14.8 million, compared to $24.3 million for the year ended December 31, 2009. Operating expense for the year ended December 31, 2009 included a non-cash goodwill impairment charge of approximately $11.1 million. The impairment charge resulted from the Company completing its annual goodwill impairment analysis for 2009. General and administrative expenses for the year ended December 31, 2010 were generally in line with prior year.

Income/(Loss) from Operations

Income from operations was $11.4 million for the year ended December 31, 2010 as compared to a loss from operations of $3.5 million for the year ended December 31, 2009, primarily as a result of the goodwill impairment charge mentioned above.

Interest Expense, net

During the years ended December 31, 2010 and 2009, interest expense was approximately $7.8 million and $8.4 million, respectively, primarily related to the borrowings under the TFI credit facility.

Income Tax Benefit/(Expense)

The income tax expense for the year ended December 31, 2010 was approximately $0.3 million related primarily to taxable income generated by the items referred to above. The income tax benefit for the year ended December 31, 2009 was approximately $0.3 million.

Net Income/(Loss)

Our net income for the year ended December 31, 2010 was $3.3 million compared to net loss of $11.7 million for the year ended December 31, 2009. The change relates primarily to the items mentioned above.

Capital Expenditures

During the year ended December 31, 2011, we made capital expenditures totaling $2.6 million, including an investment in a new enterprise resource system. Our capital expenditures, excluding acquisitions, are expected to be approximately $7.0 million for 2012. A significant portion of our planned capital expenditures are related to growth projects which we will manage to match market demand.

Cash Flows for the Three Months Ended March 31, 2012 compared to the Three Months Ended March 31, 2011

Net cash provided by operating activities was $0.5 million for the three months ended March 31, 2012 compared to $0.1 million for the year ago period. The improvement was attributable to growth in the business offset by increased needs for working capital.

Net cash used in investing activities was $1.3 million for the three months ended March 31, 2012 compared to $0.3 million for the year ago period. The increase was attributable to approximately $0.7 million of cash paid for an acquisition and increased capital expenditures due to our growth.

Net cash used in financing activities was $2.0 million for the three months ended March 31, 2012 compared to $0.1 million of net cash provided by financing activities in the year ago period. The increase in cash used was attributable to higher payments made on long-term debt agreements as compared to borrowings under credit facilities.

Cash Flows for Year Ended December 31, 2011 compared to the Year Ended December 31, 2010

Net cash provided by operating activities from continuing operations was $15.3 million for the year ended December 31, 2011 compared to $11.3 million for the year ended December 31, 2010. The increase in cash provided by operating activities was attributable to growth in our business during 2011, partially offset by increased working capital needs.

Net cash used in investing activities was $6.2 million for the year ended December 31, 2011 compared to $2.6 million for the year ended December 31, 2010. The increase was primarily attributable to the acquisition we closed in 2011.

Net cash used by financing activities was $6.4 million for the year ended December 31, 2011 compared to $10.2 for the year ended December 31, 2010. The decrease was primarily attributable to lower net paydown of our term loans of approximately $2.2 million and borrowings of approximately $2.5 million associated with the TFI credit facility.

Cash Flows for Year Ended December 31, 2010 compared to the Year Ended December 31, 2009

Net cash provided by operating activities was $11.3 million for the year ended December 31, 2010 compared to $8.0 million for the year ended December 31, 2009. The improvement was largely attributable to growth in our business during 2010.

Net cash used in investing activities was $2.6 million for the year ended December 31, 2010 compared to $1.5 million for the year ended December 31, 2009. The increase was primarily attributable to an increase in cash paid for purchases of machinery and equipment during 2010.

Net cash used in financing activities was $10.2 million for the year ended December 31, 2010 compared to $6.0 million for the year ended December 31, 2009. The increase was primarily related to cash payments to reduce outstanding debt under TFI’s credit facility.